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Exhibit 11


                          RENAISSANCE SOLUTIONS, INC.


               COMPUTATION OF PRO FORMA EARNINGS PER COMMON SHARE

            (Unaudited - Amount in thousands, except per share data)

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
                                                          Three Months Ended                   Six Months Ended

                                                    June 28, 1996     June 30, 1995     June 28, 1996     June 30, 1995
                                                   ---------------   ---------------   ---------------   ---------------
Weighted average number of common and
common equivalent shares outstanding:
   Common stock...............................             6,452             5,906             6,221             5,237
   Stock Options (treasury stock method)......               871               179               747               179
                                                   ---------------   ---------------   ---------------   ---------------
      Total...................................             7,323             6,085             6,968             5,416
                                                   ===============   ===============   ===============   ===============
Pro forma net income per common share.........      $        .17      $        .13      $        .31      $        .23
                                                   ===============   ===============   ===============   ===============

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